As filed with the  Securities and Exchange Commission on February 12, 2003
                                   Registration  Statement  No. 333-97385
===========================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                          PRE-EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               MAC WORLDWIDE, INC.
                 (Name of small business issuer in its charter)

        Delaware                                               90-0002618
(State of incorporation or   (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction           Classification  Code  Number)  Identification No.)
    of organization)
                            ------------------------
                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
          (Address and telephone number of principal executive offices)

                            ------------------------
                                   Steven Katz
                      President and Chief Executive Officer
                               MAC Worldwide, Inc.
                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
            (Name, address and telephone number of agent for service)
                            ------------------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983-6900
                            ------------------------

     Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                        CALCULATION OF REGISTRATION FEE



Title of Each Class               Amount Being         Offering         Maximum Aggregate        Amount of
Of Securities Being Registered     Registered      Price Per Share (1)   Offering Price (1)   Registration Fee
--------------------------------------------------------------------------------------------------------------
Shares of Common Stock              2,870,520              $.10               $287,052               $40
--------------------------------------------------------------------------------------------------------------

Total                                                                         $287,052               $40
--------------------------------------------------------------------------------------------------------------

Amount Due                                                                                           $40
--------------------------------------------------------------------------------------------------------------

(1)  Estimated for purposes of computing the registration fee pursuant to Rule 457.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION.  DATED          , 2003.

PROSPECTUS



                               MAC WORLDWIDE, INC.


                        2,870,520 SHARES OF COMMON STOCK


     This prospectus relates to the resale by the selling stockholders of 2,870,520 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no set minimum or maximum number of shares that can be purchased by an investor. There is no assurance that our common stock will be included on the OTCBB. We will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering. This is the initial registration of any of our shares.

     No  public  market  currently  exists  for  the  shares  of  common stock.

     As You Review This prospectus, You Should Carefully Consider The Matters Described In "Risk Factors" Beginning On Page 2.

     Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed On The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.



                   The date of this prospectus is       ,2003

                                TABLE OF CONTENTS

                                                                            Page
Summary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk  Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Cautionary  Note  Regarding  Forward-Looking  Statements    . . . . . . .   3
Use  of  Proceeds    . . . . . . . . . . . . . . . .. . . . . . . . . . .   4
Capitalization    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Management's  Discussion  and  Analysis  of  Financial  Condition and
  Results of Operations      . . . . . . . . . . . . . . . . . . . .  . .   4
Dividend Policy   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Description  of  Business   . . . . . . . . . . . . . . . . . . . . . . .   6
Directors,  Executive  Officers,  Promoters  and  Control  Persons  . . .   7
Executive  Compensation    . . . . . . . . . . . . .  . . . . . . . . . .   8
Security  Ownership  of  Certain  Beneficial  Owners  and  Management . .  10
Certain  Relationships  and  Related  Transactions  . . . . . . . . . . .  11
Description  of  Securities . . . . . . . . . . . . . . . . . . . . . . .  11
Selling  Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plan  of  Distribution     . . . . . . . . . . . . . .. . . . . . . . . .  16
Market  for  Common  Equity   . . . . . . . . . . . . . . . . . . . . . .  17
Legal  Proceedings    . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Legal  Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Experts     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Where You  Can  Find  More  Information   . . . . . . . . . . . . . . . .  18
Index to  Financial  Statements   . . . . . . . . . . . . . . . . . . . .  19

                      Dealer Prospectus Delivery Obligation

Until _________, 2003 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                     SUMMARY

     This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors".

BUSINESS

     MAC Worldwide, Inc. ("MAC") through its wholly owned operating subsidiary Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing upscale Mimi & Coco branded "T-shirts" and pull-over camisoles for distribution to retail accounts in the United States and Canada.



THE OFFERING

Shares  offered  by  the  selling
stockholders  . . . . . . . . . . .    2,870,520

Common  stock  outstanding. . . . .    7,880,520

Use  of proceeds  . . . . . . . . .    The selling stockholders will receive the net proceeds
                                       from  the sale of shares.  We will receive none of the proceeds from the sale of shares  offered  by  this  prospectus.


SELECTED  HISTORICAL  FINANCIAL  DATA

                       MAC Worldwide, Inc. and Subsidiary



                                                                     Nine Month
                                                Year Ended   Periods Ended September 30,
                                                December 31, --------------------------
                                                   2001         2002            2001
                                                -----------  -----------     ----------
 Consolidated Statements of Income Data:
 Net sales                                      $   61,929   $   55,487      $   40,038

 Cost of goods sold                                 33,960       36,477          21,058
                                                -----------  -----------     ----------

 Gross profit                                       27,969       19,010          18,980

 Selling, general and administrative expenses       77,985      192,929          16,185
                                                -----------  -----------     ----------

 Loss from operations                              (50,016)    (173,919)          2,795

 Interest expense, net                               5,788        5,671             325
                                                -----------  -----------     ----------

 Net income (loss)                              $  (55,804)  $ (179,590)     $    2,470
                                                ===========  ===========     ==========

 Earnings (loss) per share (Basic and Diluted)  $    (0.02)  $    (0.03)     $    0.001
                                                ===========  ===========     ==========

 Dividends per share                            $        -   $        -      $        -
                                                ===========  ===========     ==========
Weighted-average common shares
    outstanding (Basic and Diluted)              2,509,192    5,673,806       2,555,000
                                                ===========  ===========     ==========

 Consolidated Balance Sheet Data:               December 31, September 30,
                                                   2001          2002
                                                -----------  -----------
 Total current assets                           $   72,038   $  157,873

 Total other assets                             $      390   $      380

 Total assets                                   $   72,428   $  158,253

 Notes payable                                  $   85,000   $   56,015

 Total current liabilities                      $  122,667   $  105,530

 Total stockholders' equity (deficiency)        $  (50,239)  $   52,723

 Total liabilities and stockholders' equity     $   72,428   $  158,253


                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. All of the known material risks inherent in this offering are addressed below. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

     If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

UNLESS WE RAISE ADDITIONAL CAPITAL OR MAINTAIN OUR CURRENT A LINE OF CREDIT WE WILL NOT BE ABLE TO FUND OUR OPERATIONS AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

     We will need additional working capital within the next twelve months to continue our operations. We will attempt to obtain this capital through our current line of credit or borrowing from other sources or from selling our stock privately. Failure to maintain such funding within the next twelve months would likely prohibit us from continuing our operations. Therefore you may be unable to sell your shares and your investment would be a complete loss.


WE HAVE A LIMITED OPERATING HISTORY AND REVENUES MAKING IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     We are a new enterprise that has limited operating history and revenues upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our services. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

WE ARE ENGAGED IN A DISPUTE OVER THE TRADEMARK MIMI & COCO AND IT IS POSSIBLE THAT WE WILL LOSE THIS DISPUTE AND BE FORCED TO CHANGE OUR BRAND NAME.

     On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO") for "clothing, namely, t-shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. Although the filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.'s application, these third party applications are based on an intention to use the trademark. We believe that Mimi & Coco, Inc.'s ownership rights predate both of those applications based on its prior use in interstate commerce.

     We recently sent cease & desist letters to these two other trademark applicants. The outcome of this trademark dispute is uncertain and could result in litigation and Mimi & Coco, Inc. not being able to use the trademark MIMI & COCO, which could have a negative material impact on MAC.

WE ARE DEPENDENT UPON VINCENZO CAVALLO, OUR COO AND DIRECTOR, ANY REDUCTION OF HIS ROLE IN MAC WOULD HAVE A MATERIAL ADVERSE EFFECT.

     The success of MAC is dependent on the vision, knowledge, business relationships and abilities of MAC's Chief Operating Officer and director Vincenzo Cavallo. Any reduction of Mr. Cavallo's role in the business would have a material adverse effect on MAC. MAC does not have an employment contract with Mr. Cavallo, nor a key man life insurance policy.

THE LOSS OF COO AND DIRECTOR VINCENZO CAVALLO MAY RESULT IN MAC LOSING ITS ITALIAN SOURCE FOR MANUFACTURING, WHICH MAY RESULT IN HIGHER COSTS OR AN INABILITY TO CONTINUE OPERATIONS.

     MAC does not have a contract with its Italian manufacturer. The Italian manufacturer is a long standing friend of Vincenzo Cavallo, our Chief Operating Officer and director. If Vincenzo Cavallo was no longer an officer or director of MAC this may result in MAC losing its source for Italian manufacturing which may result in higher costs or an inability to continue operations.

MAC'S AUDITOR IS NOT LICENSED IN CALIFORNIA, WHICH IS WHERE MAC HAS ITS HEADQUARTERS, AND THAT MAY INCREASE THE RISK OF LITIGATION IN THE EVENT THAT THERE IS SOME ERROR IN THE AUDITOR'S REPORT.

     MAC's auditor, Rogoff & Company, P.C. is licensed in the state of New York, but not in the state of California where MAC has its headquarters. This may increase the risk of litigation in the event that there is some error in the auditor's report.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

There has been no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD INCLUSION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. MAC has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of MAC's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.


                                 CAPITALIZATION

The  following  table  sets  forth our capitalization as of September 30, 2002.


Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  $ 105,530

Stockholders' equity:

   Common  stock,  $.001  par  value;  authorized 50,000,000 shares,
       issued and outstanding 7,880,520 shares  . . . . . . . . . . .    7,881

   Preferred  stock,  $.001  par value; authorized 5,000,000 shares,
       issued and outstanding -0- . . . . . . . . . . . . . . . . . .        0

   Additional paid-in capital  . . . . . . . . . . . . . . . .  . . .  280,236

   Accumulated Deficit   . . . . . . . . . . . . . . . . . .  . . . . (235,394)

   Total shareholders' equity . . . . .  . . . . . . . . . .  . . . .   52,723

    Total capitalization   . . . . . . . . . . . . . . . . .. . . . .  158,253


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc., incorporated under the laws of Canada on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc. are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

     MAC, through its wholly owned operating subsidiary Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded T - shirts and pull-over camisoles for distribution to retail accounts in the United States and Canada.

MAC's costs of sales and operating expenses have increased significantly since MAC's inception. This trend reflects increased sales and the costs associated with the formation of MAC and with the costs of this securities offering.

MAC has a limited operating history on which to base an evaluation of its business and prospects. MAC's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2001. (THERE WERE NO OPERATIONS IN 2000, NO COMPARISON CAN BE MADE)

     Net  Sales.  Net  sales  for  the  first  year  of  operation  was $61,929.

     Cost  of Sales. Cost of sales for the first year of operation was $33,960.

     Selling Expenses. Selling expenses for the first year of operation were $9,075.

     General and Administrative Expenses. General and administrative expenses for the first year of operation were $68,910.

     Interest Expenses. Interest expenses for the first year of operation were $5,788. The expense was attributable to interest due on promissory notes that were issued for working capital.

     Net Loss. Net loss for the year ended December 31, 2001 was $55,804.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001.

     Net Sales. Net sales grew from $40,038 for the nine months ended September 30, 2001 to $55,487 for the nine months ended September 30, 2002 as a result of increased sales in Canada.

     Cost of Sales. Cost of sales increased substantially in absolute dollars in the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001, reflecting MAC's increased sales volume. MAC's gross profit margin was approximately 34% for the nine month period ended September 30, 2002, compared to 47% for the nine months ended September 30, 2001.

     Selling Expenses. Selling expenses decreased from $7,465 for the nine months ended September 30, 2001 to $4,731 for the nine months ended September 30, 2002. This decrease was due to a decrease in travel expenses for the first nine months of 2002.


     General and Administrative Expenses. General and administrative expenses increased from $8,720 for the nine month period ended September 30, 2001 to $188,198 for the nine month period ended September 30, 2002. The increase in general and administrative expenses was primarily due to the legal, accounting and printing costs associated with our recent private securities offering and this prospectus.

     Interest Expenses. Interest expenses increased from $325 for the nine month period ended September 30, 2001 to $5,671 for the nine month period ended September 30, 2002. The increase was attributable to interest due on promissory notes that were issued for working capital.

     Net Loss. Net loss increased from $2,470 for the nine month period ended September 30, 2001, to $179,590 for the nine month period ended September 30, 2002. This increased loss was due largely to the cost of our recent private securities offering, this prospectus and to increased sales. MAC believes that the other changes in cash flow are minor, given the small dollar amounts involved and that it is difficult to draw any trend from the changes from the period ended September 30, 2001 to the period ended September 30, 2002.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Since inception MAC has financed its operations with cash flow from financing activities, through the issuance of promissory notes, the private sale of its common stock and with a line of credit from the Bank of Greece.

     Net  Cash  used  in  operating  activities  was  $75,877 for the year ended
December 31, 2001. Net Cash used in operating activities was $176,574 for the nine month period ended September 30, 2002 and $37,939 for the nine month period ended September 30, 2001. The increase in net cash used in operating activities from the nine month period ended September 30, 2002 over the nine month period ended September 30, 2001 was primarily due to the legal, accounting and printing costs associated with this securities offering.

     Cash flows provided from financing activities of $85,000 for the year ended December 31, 2001 consisted of proceeds from notes payable. Cash flows provided by financing activities of $47,422 for the nine month period ended September 30, 2001 consisted of proceeds from notes payable. Cash flows provided by financing activities of $248,924 for the nine month period ended September 30, 2002 consisted of net proceeds of $256,552 from the sale of Common Stock minus the repayment of $7,628 of notes payable.

     Further  details  on  MAC's  financing  activities  follow.

     From November 2001 to July 2002, MAC sold 2,610,520 shares of its common stock at $.10 per share for a total of $261,052. The sales were a private transaction and a private placement memorandum was provided to these investors. These investors were personal business acquaintances of MAC's officers.

     During the nine month period ended September 30, 2002, we converted $26,000 of debt into equity, as described in the two transactions below.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Viking Investment Group II, Inc. in exchange for $13,000 partial payment of a promissory note MAC issued to Viking Investment Group II, Inc. dated February 2, 2001 in the amount of $17,137.50. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Parenteau Corporation in exchange for $13,000 partial payment of a promissory note MAC issued to Parenteau Corporation dated July 9, 2001 in the amount of $16,490. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash.

     Additionally, in June, 2002, for loans received, MAC issued a promissory note to Sonic Investments, Ltd. The promissory note is dated June 25, 2002 and is for $36,015.36 at an interest rate of 12%. This interest rate of 12% percent is lower than the interest rate MAC issued on promissory notes in 2001, reflecting the decline in interest rates by the U.S. Federal Reserve Bank. The promissory note is due June 25, 2003. This promissory note consolidated two existing promissory notes. The promissory note was issued for working capital.

     Additionally, in November, 2002, MAC issued a replacement promissory note to Viking Investment Group II, Inc. The promissory note is due November 19, 2003 and is for $23,912.36 at 18% interest. The promissory note replaces the promissory note for $20,000 at 18% interest between these same two parties, which was due on November 19, 2002. The promissory note maintained the higher 18% interest that it garnered when initially issued in November 2001. The promissory note was issued for working capital.

     As  of  September  30,  2002,  MAC  had  $81,473  of  cash.

     In January, 2003, MAC obtained a line of credit from the Bank of Greece. The line of credit is for $20,000 (Canadian) at the Canadian prime rate (which was 6.5% in January, 2003) plus 1.5%. MAC believes that with this line of credit and cash flow from operations it can satisfy its cash requirements.

     If cash generated from operations and capital available from MAC's line of credit with the Bank of Greece are insufficient to satisfy MAC's capital requirements, then MAC may seek to sell additional equity or debt securities. The sale of additional equity or debt securities could result in additional dilution to MAC's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to MAC, if at all. MAC has no material commitments for capital expenditures.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.


                             DESCRIPTION OF BUSINESS

     We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc., incorporated under the laws of Canada on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco's website address is www.mimicoco.com. On December 20, 2000, MAC Worldwide, Inc. acquired 100% of Mimi & Coco, Inc.'s common stock in exchange for 2,500,000 shares of the Company's common stock. Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc. are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

          MAC, through its wholly owned operating subsidiary, Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded T - shirts and pull-over camisoles for distribution to retail accounts in the United States and Canada. The primary market focus is the female consumer ages 15 to 49, and MAC does manufacture a limited range of unisex products addressing the male consumer. The design effort consists of original designs following current market trends including fashion, colors, fabrics and finishing aimed at capturing business in high-end specialty retail outlets and department stores. Sixty percent of MAC's sales come from four customers with retail stores. Those customers include MAC's two affiliated stores in Montreal (owned by Vincenzo Cavallo), the Mimi & Coco store on Sherbrooke West and the Mimi & Coco store on St. Laurent Blvd., representing 17% and 18% of MAC's sales respectively. The other two major customers are TNT Woman-The New Trend in Toronto representing 11% of sales, and Soho in Montreal representing 14% of sales. These four customers are important to MAC. However, MAC anticipates expanding sales to other customers.

     The products are produced in Italy. MAC designs and presents two new lines per year, Fall and Spring. MAC develops a sample line consisting of a finished piece of each design to be offered and uses this as a selling tool. MAC presents a finished garment and corresponding material swatches representing both color and fabric choices for each item in its retail presentation. Orders are taken for items and quantities to be shipped. The accumulation of pre-season orders becomes the basis for the initial manufacturing order.

     There are no supplier contracts in place, nor does MAC anticipate entering into any contracts. The manufacturer, Sergal, S.R.L., is a long-standing family friend of our director and subsidiary operating principal, Vincenzo Cavallo.
Sergal  is  located  in Varese, Italy. The raw materials, cotton, wool and Lycra
(R),  are  widely  available.  (Lycra  is  a  registered  trademark  of DuPont.)

     The garments are shipped from Italy FOB via air, freight and duty paid upon receipt of goods. These costs average 27 percent of the invoice cost. The terms with our supplier are 60 to 90 days net, depending on whether the shipment arrived before or after the agreed dates. There are no inventory or warehousing costs.

     The Mimi & Coco line is marketed on the quality of construction, quality of materials, fashion color ranges, and to an extent the brand name, Mimi & Coco. The average wholesale pricepoint range is $15-$30, resulting in a retail price range of $30 to $60. The Italian produced garments are well constructed including a special seam construction with a tubular assembly versus visible stitching.

     At present, the marketing and sales efforts have been modest with our co-founder, Mr. Vincenzo Cavallo, being the primary marketing force. MAC is currently negotiating a marketing representation agreement with Simon & Ido, Inc. (doing business as "Simon") to handle all sales in the U.S. There is no assurance that this agreement will be finalized. Simon charges a 12% commission on all sales it makes. Under the direction of the newly appointed acting President, Mr. Steven Katz, MAC intends to do the following: to participate in North American trade shows; to hire outside sales representation and to explore distribution on the Internet.

EMPLOYEES

     The present staff includes two part-time personnel at MAC Worldwide, Inc., the parent company located in Walnut Creek, California. The staff consists of the acting President, Steve Katz, and the Administrative Manager. Mr. Katz will work approximately 4 hours per week for MAC. The operating subsidiary, Mimi & Coco, Inc., in Montreal, has a part-time staff of three, the Chief Operating Officer and co-founder, Vincenzo Cavallo (who will work approximately 30 hours per week for MAC), the Secretary and co-founder, Anthony Cavallo (who will work approximately 20 hours per week for MAC), and a sales administrator and distribution person. It is anticipated within the next twelve months that there will be one additional position added to staff in the operating subsidiary. The planned addition is in the area of customer and sales services providing resource to increase direct customer contact and provide support to the targeted addition of sales agents. None of the management or staff in either organization is subject to any collective bargaining agreements. There are no employment agreements.

COMPETITION

     MAC is a very small company with small sales volume and insignificant market share compared to the many larger and better funded manufacturers. We believe that we compete primarily on price and quality. Competition is significant from major manufacturers and marketers such as Calvin Klein, Ralph Lauren, GAP, etc., which spend huge sums of money on advertising and image and awareness building, and from many smaller companies vying for market shelf space and positioning. These smaller companies include Michael Stars and Three Dots, both based on California, and Petit Bateau, based in France. These three companies are focused on the high end T - shirt market and compete directly with MAC.

INTELLECTUAL  PROPERTY

     On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO")for "clothing, namely, T - shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." The application was based on actual use of the mark since November 12, 1998. The application was assigned Serial No. 76/431,157.

     We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. Although the filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.'s application, these third party applications are based on an intention to use the trademark. We believe that Mimi & Coco, Inc.'s ownership rights predate both of those applications based on its prior use in interstate commerce.

     We recently sent cease & desist letters to the applicants of the MIMI & MAGGIE and MIMI & COCO marks. We believe that we have a superior claim to the trademark MIMI & COCO and that we will prevail. However, the outcome is uncertain and could result in litigation and the result could be that we can not use the trademark MIMI & COCO.

REGULATION

     MAC is subject to a 17.4% duty on all garments imported into the U.S. from Italy. This duty applies to cotton, as well as Lycra(R) and wool blends. There are no other duties or restrictions.

PROPERTIES

     We currently lease office space for our corporate headquarters in Walnut Creek, California for a monthly lease of $500, and lease office space for our subsidiary in Montreal for a monthly lease of $250. MAC's wholly owned subsidiary Mimi & Coco, Inc. leases office space from director Anthony Cavallo and leases its warehouse facility from a Quebec corporation owned by director Vincenzo Cavallo. The monthly rents for the office space and warehouse facility are $150 and $100 respectively. There are no written agreements for these two leases. We believe that our properties are adequate and suitable for their intended purposes.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS  AND  OFFICERS

     The following are MAC's directors and executive officers. The terms of all directors expire at the next annual meeting of shareholders and upon election of their successors. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.


       Name           Age     Position
      -----           ---     --------

 Steven  Katz          54     President, and  Chairman  of  the
                              Board of Directors

 Vincenzo  Cavallo     33     Chief  Operating  Officer  and  Director

 Anthony  Cavallo      35     Secretary  and  Director

     STEVEN KATZ, has been MAC's President, CFO and Chairman of the Board of Directors since June, 2001. Since 1982, Mr. Katz has been the President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development. From January, 2000 to October, 2001, Mr. Katz was president, COO and Treasurer of Senesco Technologies, Inc. The primary business of Senesco Technologies, Inc. is the research, development and commercial exploitation of technology involving the identification and characterization of genes that Senesco believes control the aging of plant cells (senescence) and may also control the programmed cell death of mammalian cells (apoptosis). From 1983 to 1984, Mr. Katz was Executive Vice President and co-founder of S.K.Y. Polymers, Inc., a bio-materials company. Mr. Katz received a B.S. degree in Business Administration with an emphasis in Accounting from the City College of New York in 1969. He is presently a member of the boards of directors of the following publicly held companies: Biophan Technologies, Inc.(a medical devices development stage company), a director since 2001; and USA Technologies, Inc. (owner and licensor of automated, credit card activated control systems for use in connection with copying machines, facsimile machines, computers, and vending machines), a director since May, 1999.

     VINCENZO CAVALLO, has been MAC's Chief Operating Officer and Director, and president of subsidiary Mimi & Coco, Inc. since December, 2000. Mr. Vincenzo Cavallo was the chief operating officer of the sole proprietorship Mimi & Coco from 1993 until 2000, at which time the business was then incorporated. He received his Certificate of Law from Universite de Montreal in 2000, his B.S. degree in Sociology from Concordia University in Montreal in 1992, and his College Diploma from Dawson College in Montreal in 1989.

     ANTHONY CAVALLO, has been MAC's Secretary and Director since December 2000. Mr. Anthony Cavallo was an audit manager with Ptack, Schnarch, Basevitz, Chartered Accountants in Montreal from 1993 to July of 2002. He received his Diploma in Accountancy from Concordia University in Montreal in 1993. He earned his Bachelor of Commerce, with a major in Accountancy from Concordia University in 1991. Mr. Anthony Cavallo has been a Chartered Accountant since 1993.

                             EXECUTIVE COMPENSATION


     The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2002, 2001 and 2000. Note that MAC Worldwide was incorporated on December 14, 2000. The named executive officers (the "Named Executive Officers") are MAC Worldwide, Inc.'s Chief Executive Officer, Chief Operating Officer and Secretary and the other executive officers of MAC Worldwide who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2002. Compensation is shown in the following table:

                           Summary Compensation Table

                                                  Annual Compensation
                                                ---------------------------
 Name and                           Fiscal                   Other Annual
Principal Position                   Year       Salary ($)  Compensation ($)
----------------------------     -----------   ----------  -----------------

Steven Katz                           2002           0            0
President, CFO, Chairman              2001           0            0
of the Board of Directors             2000           0            0

Vincenzo Cavallo                      2002         24,000         0
COO, Director                         2001         15,600         0
                                      2000           0            0

Anthony Cavallo                       2002           0            0
Secretary, Director                   2001           0            0
                                      2000           0            0

STOCK OPTION GRANTS

     There were no individual grants of stock options to any Executive Officers during the fiscal years ended December 31, 2002, 2001 or 2000.

2002  STOCK  OPTION  PLAN

     We adopted our 2002 Stock Option Plan on June 15, 2001. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

     The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

     Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

     The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

     The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

     Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

LIMITATION  ON  LIABILITY  AND  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

(i)  for any breach of the director's duty of loyalty to us or our stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or

(iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by
Section  145  of  the  Delaware  General  Corporation Law.  The Delaware General
Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under a company's bylaws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of February 12, 2003. The information in this table provides the ownership information for:

     a. each person known by us to be the beneficial owner of more than 5% of our common stock;
     b.     each  of  our  directors;
     c.     each  of  our  executive  officers;  and
     d.     our  executive officers, directors and director nominees as a group.

     Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 7,880,520 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

     Unless otherwise indicated, the address of each beneficial owner is c/o MAC Worldwide, Inc., 1640 Terrace Way, Walnut Creek, California 94596.

                                                            AMOUNT OF COMMON   PERCENT OF CLASS
     NAME AND ADDRESS OF         EXECUTIVE OFFICE HELD     STOCK BENEFICIALLY     OF COMMON
     BENEFICIAL OWNER (1)               (IF ANY)                 OWNED (2)         STOCK (3)
----------------------------     ----------------------  -------------------  -----------------

Steven  Katz
440  S.  Main  Street
Milltown, New Jersey 08850        President and Director           10,000              *

Vincenzo  Cavallo
6713  Boulevard  St. Laurent
Montreal, QC H2S 3C8
Canada                            Chief Operating Officer,
                                  Director                      2,500,000             32%

Anthony  Cavallo
6713 Boulevard St. Laurent
Montreal,  QC H2S 3C8
Canada                            Secretary, Director           2,500,000             32%

All Executive Officers and
Directors as a Group (3 persons)                                 5,010,000            64%

* less than 1%.

                                       10

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Vincenzo Cavallo and Anthony Cavallo are brothers, and together owned all of the shares of Mimi & Coco, Inc. The four directors of MAC's subsidiary Mimi
&  Coco,  Inc.,  Vincenzo  Cavallo,  Anthony  Cavallo,  Victor Cavallo and Anita
Cavallo  are  all  siblings.

     Amounts due from affiliates as of December 31, 2001 and September 30, 2002 represent accounts receivable for merchandise sold to two affiliated retail stores, owned by Vincenzo Cavallo. These stores are called Mimi & Coco. MAC sold merchandise to these stores, of approximately $20,000 at both December 31, 2001 and September 30, 2002. The store located at 4927 Sherbrooke West, Montreal,
Canada, is a Quebec numbered corporation, number 9109-9457. The store located at 6717 St. Laurent Blvd., Montreal Canada, is a Quebec numbered corporation, number 9099-1837.

     MAC's wholly owned subsidiary Mimi & Coco, Inc. leases office space from director Anthony Cavallo and leases its warehouse facility from another Quebec corporation owned by director Vincenzo Cavallo. The monthly rents for the office space and warehouse facility are $150 and $100 respectively. There are no written agreements for these two leases.

     In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.001 per share, to Vincenzo Cavallo in exchange for the transfer from Mr.
Cavallo  of  all  the  shares  of  Mimi  &  Coco,  Inc.  to  MAC.

     In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.001 per share, to Anthony Cavallo in exchange for the transfer from Mr.
Cavallo  of  all  the  shares  of  Mimi  &  Coco,  Inc.  to  MAC.

     In September, 2001, we issued 10,000 shares of our common stock, valued at $.10 per share, to Steven Katz, our President, Chief Executive Officer, Chief
Financial Officer and Chairman of the Board of Directors. The shares were issued for services rendered as a director. Mr. Katz's services included general management guidance and advice on doing business in the tri-state area
(Connecticut,  New  York  and  New  Jersey).

     In  November,  2001,  we  issued  30,000  shares of our common stock to KGL
Investments,  Ltd.,  the  beneficial  owner  of  which  is  Kaplan  Gottbetter &
Levenson, LLP, counsel to MAC. The shares were issued in exchange for $3,000 worth of legal services rendered (the shares were valued at $.10 per share).

     In November, 2001, we issued 15,000 shares of our common stock, valued at $.10 per share, to David Rector in exchange for preparing our business plan.

     In June, 2002, we issued an additional 2,500,000 shares of our common stock, valued at $.001 per share; 1,250,000 shares were issued to Vincenzo
Cavallo and 1,250,000 shares to Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002.

     MAC paid management fees for the year ended December 31, 2001 of $15,600, and for the nine months ended September 30, 2002 of $7,650, to Vincenzo Cavallo, our Chief Operating Officer. These fees were paid to Vincenzo Cavallo for his duties as MAC`s chief operating officer, which include being responsible for day to day operations. No fees were paid for the nine months period ended
September  30,  2001.  As  of  September  30, 2002, MAC owed $11,645 to Vincenzo
Cavallo.

     We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. There are 7,880,520 shares of our common stock issued and outstanding if the maximum offering is sold, and no other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures outstanding.

                                       11

     The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

COMMON  STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

     Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

c.   all  liquidation  preferences  on  any  then  outstanding  preferred stock.

     Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED  STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

                                       12

DELAWARE  ANTI-TAKEOVER  LAW

     If we close an initial public offering of our securities, and become listed on a national stock exchange or the Nasdaq Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

     As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

REPORTS  TO  STOCKHOLDERS

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER  AGENT

     We  have  appointed  Continental Stock Transfer & Trust Company, 17 Battery
Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.


                              SELLING STOCKHOLDERS

     All of the shares of MAC common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

     All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

     The selling stockholders are offering a total of 2,870,520 shares of MAC common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

     a.   the  name  of  each  person  who  is  a  selling  stockholder;

     b. the number of securities owned by each such person at the time of this offering; and

     c. the number of shares of common stock such person will own after the completion of this offering.


                                       13

     The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.




                                      Shares Owned Prior To The        Shares Owned After The
                     Number Of Shares         Offering                        Offering
Selling Stockholder      Offered        Number     Percentage          Number          Percentage





Mark Arcaro                 1,000        1,000         *                 -0-             -0-

Nathalie Domenico Armeni    1,500        1,500         *                 -0-             -0-

Julie Bourne                1,000        1,000         *                 -0-             -0-

Anahid Boyadjian            1,000        1,000         *                 -0-             -0-

Hovanes Boyadjian           1,000        1,000         *                 -0-             -0-

Lucia Cavallo               1,500        1,500         *                 -0-             -0-

Thomas Christen           150,000      150,000         2                 -0-             -0-

Fadia Daniel                1,500        1,500         *                 -0-             -0-

John Daniel                 1,500        1,500         *                 -0-             -0-

Warren Davis              162,630      162,630         2                 -0-             -0-

Eirini Demetelin            1,000        1,000         *                 -0-             -0-

Joseph DePasquale         200,000      200,000        2.5                -0-             -0-

Alec Derkevorkian          1,000         1,000         *                 -0-             -0-

Greg Derkevorkian         10,000        10,000         *                 -0-             -0-

Antonio De Ruvo            1,500         1,500         *                 -0-             -0-

Steve De Vito              1,500         1,500         *                 -0-             -0-

Damian Ellul             200,000       200,000        2.5                -0-             -0-

Calvin Erbstein            1,500         1,500         *                 -0-             -0-

Oliver Feher               1,000         1,000         *                 -0-             -0-

Tony Ferracane             1,500         1,500         *                 -0-             -0-

First Marketing
Establishment(1)         200,000       200,000        2.5                -0-             -0-

Romain Gagnon              1,500         1,500         *                 -0-             -0-

Phil Gray                  1,500         1,500         *                 -0-             -0-

Stephen Hlophe             1,000         1,000         *                 -0-             -0-

Richard Hull              10,000        10,000         *                 -0-             -0-


                                       14

Samantha Hull             1,000         1,000          *                 -0-             -0-

KGL Investments, Ltd.(2) 30,000        30,000          *                 -0-             -0-

Marco Lavilla             1,500         1,500          *                 -0-             -0-

Leonard Lipes             1,500         1,500          *                 -0-             -0-

John-Anthony Luzio        1,500         1,500          *                 -0-             -0-

Luigi Luzio               1,500         1,500          *                 -0-             -0-

Marisa Michel             1,000         1,000          *                 -0-             -0-

Ming Capital
 Enterprises, Ltd. (3)  150,000       150,000          2                 -0-             -0-

Nathalie Neron            1,000         1,000          *                 -0-             -0-


Sandnine Ohayon           1,500         1,500          *                 -0-             -0-

Paul Ortenberg            1,500         1,500          *                 -0-             -0-

Paola Paoletta            1,500         1,500          *                 -0-             -0-

Parenteau
Corporation(4)          380,000       380,000         4.9                -0-             -0-

Partner
Marketing AG (5)        150,000       150,000          2                 -0-             -0-

Sam Pelc                  1,000         1,000          *                 -0-             -0-

Natalie Plante            1,000         1,000          *                 -0-             -0-

David Rector             15,000        15,000          *                 -0-             -0-

Seloz Gestion
  Finance SA(6)         150,000       150,000          2                 -0-             -0-

Shangri-La
  Investments Inc.(7)   150,000       150,000          2                 -0-             -0-

Danielle Tremblay       162,630       162,630          2                 -0-             -0-

Martin Tremblay         162,630       162,630          2                 -0-             -0-

Antonino Vaccaro          1,500         1,500          *                 -0-             -0-

Domenico Vaccaro          1,500         1,500          *                 -0-             -0-

Jonathan Vanger           1,000         1,000          *                 -0-             -0-

Tina Verni                1,500         1,500          *                 -0-             -0-

Viking Investment
   Group II, Inc.(8)    380,000       380,000         4.9                -0-             -0-

Helene Weech            162,630       162,630          2                 -0-             -0-

Leroy Williams            1,000         1,000          *                 -0-             -0-

Total                 2,870,520     2,870,520         100%               -0-             -0-

*  Indicates  less  than  one  percent  of  the  total outstanding common stock.

(1)  The beneficial owner of First Marketing Establishment is Adrien Ellul.

(2)  The beneficial owners of KGL Investments, Ltd. are Steven M. Kaplan, Adam
     S. Gottbetter and Paul R. Levenson (all of whom are the partners of Kaplan Gottbetter & Levenson, LLP, our legal counsel).

(3)  The beneficial owner of Ming Capital Enterprises, Ltd. is U.K. Menon.

(4)  The beneficial owner of Parenteau Corporation is Francois Parenteau.

(5)  The beneficial owner of Partner Marketing AG is Karl Volger.

(6)  The beneficial owner of Seloz Gestion & Finance S.A. is Rene Belser.

(7)  The beneficial owner of Shangri-La Investments Inc. is Vijendran Poniah.

(8)  The beneficial owner of Viking Investment Group II, Inc. is Ian
     Markofsky.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

     a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     d.   privately  negotiated  transactions;  and

     e.   a  combination  of  any  such  methods  of  sale.


     In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker dealers. There are no standby arrangements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.

     Selling shareholders may sell their shares in all 50 states in the U.S. Further, MAC will be profiled in the Standard & Poor's publications or "manuals". The Standard & Poor's manuals are widely subscribed to by broker/dealers, market makers, institutional investors, university libraries and public libraries. A Company that is profiled in the Standard & Poor's manuals obtains a "manual" exemption from state securities regulations for secondary trading purposes in the thirty-five states where there is a provision for manual exemption.

     We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

     This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling shareholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.


                            MARKET FOR COMMON EQUITY

SHARES  ELIGIBLE  FOR  FUTURE  SALE

MARKET  INFORMATION

     There is no public trading market on which MAC's Common Stock is traded. MAC has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of MAC's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

     There  are  fifty-six  (56)  record  holders  of  common  equity.

     There are no outstanding options or warrants to purchase, or securities convertible into, common equity of MAC.

     We have outstanding 7,880,520 shares of our common stock. Of these shares, 2,870,520 shares will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule
144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 2,870,520 shares of our common stock, 36% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


                                LEGAL PROCEEDINGS

     We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us. As noted above we have filed for trademark protection on the name Mimi & Coco and have asked two other clothing companies to cease use of the name. It is possible that this conflict could lead to litigation.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS

     The financial statements of MAC Worldwide, Inc., for the year ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

     We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                       MAC Worldwide, Inc. and Subsidiary



Auditors'  Report                                                                                F-1

Consolidated Balance  Sheets  of  December  31,  2001,  and September 30,  2002 (unaudited)      F-2

Consolidated Statements  of  Operations  for  the year ended December 31, 2001, and the nine
     months  ended  September 30,  2002  and 2001 (unaudited)                                    F-3

Consolidated Statements  of  Cash  Flows  for the year ended December 31, 2001, and the nine
     months  ended  September 30,  2002,  and  2001 (unaudited)                                  F-5

Consolidated Statement  of  Shareholders'  Equity  for  the  year  ended
     December 31, 2001, and the nine months ended September 30, 2002 (unaudited)                 F-4

Notes  to Consolidated  Financial  Statements                                                    F-6



     Independent  Auditors'  Report
     ------------------------------


To  the  Board  of  Directors  and
Stockholders  of  MAC  Worldwide,  Inc.


We have audited the accompanying consolidated balance sheet of MAC Worldwide, Inc. and Subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAC Worldwide, Inc. and Subsidiary as of December 31, 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/S/Rogoff  &  Company,  P.C.


New  York,  New  York
February  26,  2002  (except  for  Note  6
  and  the  last  paragraph  of  Note  7  as
  to  which  the  date  is  June  25,  2002)

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS



     ASSETS
     ------

                                                 December  31,          September  30,
                                                    2001                     2002
                                                 -------------          --------------
                                                                          (Unaudited)
Current Assets:
  Cash                                           $     9,123            $      81,473
  Accounts receivable                                 16,921                   35,056
  Inventory                                           24,468                   37,289
  Prepaid expenses and other                           1,457                        -
  Due from affiliates                                 20,069                    4,055
                                                 -------------          --------------

    Total current assets                              72,038                  157,873

Security deposits                                        390                      380
                                                 -------------          --------------

                                                 $    72,428            $     158,253
                                                 =============          ==============


                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Current Liabilities:
  Accounts payable and other
    current liabilities                          $    37,667            $      37,870
  Due to officers                                          -                   11,645
  Notes payable                                       85,000                   56,015
                                                 -------------          --------------

    Total current liabilities                        122,667                  105,530


Commitments and contingencies


Stockholders' Equity:
  Preferred stock, $.001 par value, 5,000,000
    shares authorized; none outstanding                    -                        -
  Common stock, $.001 par value; 50,000,000
    shares authorized; 2,555,000 and 7,880,520
    shares issued and outstanding, respectively        2,555                    7,881
  Additional paid in capital                           3,010                  280,236
  Accumulated deficit                                (55,804)                (235,394)
                                                 -------------          --------------

    Total stockholders' (deficit) equity             (50,239)                  52,723
                                                 -------------          --------------

                                                 $    72,428            $     158,253
                                                 =============          ==============


See  Notes  to  Consolidated  Financial  Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                         Year Ended    Nine-Months  Ended
                                        December 31,     September  30,
                                        -----------  -----------------------

                                           2001         2002         2001
                                        -----------  -----------  ----------
                                                          (Unaudited)
Net sales                               $   61,929   $   55,487   $   40,038
Cost of sales                               33,960       36,477       21,058
                                        -----------  -----------  ----------
  Gross profit                              27,969       19,010       18,980
                                        -----------  -----------  ----------

Operating expenses:
  Selling expenses                           9,075        4,731        7,465
  General and administrative                68,910      188,198        8,720
                                        -----------  -----------  ----------

  Total operating expenses                  77,985      192,929       16,185
                                        -----------  -----------  ----------

Income (loss) from operations              (50,016)    (173,919)       2,795

  Interest expenses                          5,788        5,671          325
                                        -----------  -----------  ----------

Net income (loss)                       $  (55,804)  $ (179,590)  $    2,470
                                        ===========  ===========  ==========



Earnings (loss) per share (Basic)       $     (.02)  $     (.03)  $     .001
                                        ===========  ===========  ==========

Weighted average common shares
 outstanding (Basic)                     2,509,192    5,673,806    2,555,000
                                        ===========  ===========  ==========



See  Notes  to  Consolidated  Financial  Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                       Additional                    Total
                                                        Paid In     Accumulated   Stockholders'
                                    Shares     Amount   Capital      Deficit         Equity
                                   ---------  ------- -----------  -------------  -------------
Balance, December 31, 2000         2,500,000  $ 2,500  $  (2,435)  $          -   $        65

Shares issued for services            55,000       55      5,445              -         5,500

Net loss                                   -        -          -        (55,804)      (55,804)
                                   ---------  ------- ----------  --------------  -------------

Balance, December 31, 2001         2,555,000    2,555      3,010        (55,804)      (50,239)

Shares issued pursuant to
  Private Placement
  Memorandum (unaudited)           2,565,520    2,566    253,986              -       256,552

Shares issued as part of
  the Private Placement Offering
  Agreement (unaudited)            2,500,000    2,500     (2,500)             -             -

Shares issued for debt
  Conversion (unaudited)             260,000      260     25,740              -        26,000

Net loss (unaudited)                       -        -          -       (179,590)     (179,590)
                                   ---------  -------  ---------  -------------  -------------

Balance, September 30, 2002
(unaudited)                        7,880,520  $ 7,881  $280,236   $   (235,394)  $     52,723
                                   =========  =======  =========  =============  =============



See  Notes  to  Consolidated  Financial  Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                              Year  Ended       Nine-Months  Ended
                                              December  31,        September  30,
                                              -------------  -----------------------
                                                  2001          2002           2001
                                              -------------  -----------  ----------
                                                                          (Unaudited)
Cash flows from operating activities:

Net income (loss)                             $   (55,804)   $  (179,590)  $  2,470

Adjustments to reconcile net income
 (loss) to net cash (used in)
  provided by operating activities:
  Common stock issued for services                  5,500              -          -
  Notes payable                                         -          4,643          -
Change in operating assets and liabilities:
  Accounts receivable                             (16,856)       (18,135)   (17,001)
  Inventory                                       (24,468)       (12,821)   (19,182)
  Prepaid expenses and other                       (1,457)         1,457     (4,102)
  Due from affiliates                             (20,069)        16,014     (4,664)
  Security deposits                                  (390)            10       (380)
  Accounts payable and other
   current liabilities                             37,667            203      4,920
  Due to officers                                       -         11,645          -
                                              ------------  ------------  ----------

Net cash used in operating activities             (75,877)      (176,574)   (37,939)
                                              ------------  ------------  ----------

Cash flows from financing activities:
  Proceeds from notes payable                      85,000              -     47,422
  Repayment of notes payable                            -         (7,628)         -
  Issuance of common stock                              -        256,552          -
                                              ------------  ------------  ---------

Net cash provided by
 financing activities                              85,000        248,924     47,422
                                              ------------  ------------  ---------

Increase (decrease) in cash                         9,123         72,350      9,483

Cash, beginning of period                               -          9,123          -
                                              ------------  ------------  ---------

Cash, end of period                           $     9,123   $     81,473  $   9,483
                                              ============  ============  =========


Supplemental disclosure of cash
 flow information:
  Cash paid during the period for:
  Interest                                    $         -   $      5,469  $       -
                                              ============  ============  =========


Supplemental disclosure of non-cash
 financing activity:

  Conversion of debt to equity                $         -   $     26,000  $       -
                                              ============  ============  =========

  Common stock issued for services            $     5,500   $          -  $       -
                                              ============  ============  =========


See  Notes  Consolidated  Financial  Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  1  -     NATURE  OF  BUSINESS

     MAC Worldwide, Inc.'s (the "Company") operations are conducted through its wholly owned subsidiary Mimi & Coco, Inc. Mimi & Coco, Inc. is engaged in the designing, manufacturing, importing and marketing of Mimi & Coco brand label garments to the retail clothing industry in the United States and Canada.

     MAC Worldwide, Inc. was incorporated in Delaware on December 14, 2000. On December 20, 2000 MAC Worldwide, Inc. acquired 100% of Mimi & Coco, Inc.'s common stock in exchange for 2,500,000 shares of the Company's common stock. Mimi & Coco, Inc. which operated as an unincorporated proprietorship since 1993, was incorporated under the laws of Canada on December 20, 2000. Accordingly, this business combination was accounted for at historical cost as an exchange of shares between enterprises under common control.

     The Company has experienced net losses since its inception and, as of December 31, 2001 and September 30, 2002, had an accumulated deficit of approximately $55,800 and $235,400, respectively. Additionally, the Company had negative working capital of approximately $50,600 at December 31, 2001 and working capital of approximately $52,300 at September 30, 2002. The Company is currently facing the challenge of developing and marketing its product line for public consumption. This ongoing program to design, manufacture and sell is expected to require a significant outlay of capital.

     The Company has created informal open lines of credit with its suppliers. Management believes that this program is sufficient to continue its operation through at least December 31, 2002.

NOTE  2  -     BASIS  OF  PRESENTATION  AND  CONSOLIDATION

     The consolidated financial statements include the accounts of MAC Worldwide, Inc. and its wholly owned Canadian subsidiary Mimi & Coco, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. The Company was inactive during calendar year 2000.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  2  -  BASIS  OF  PRESENTATION  AND  CONSOLIDATION  -  continued

     The financial information included herein as of September 30, 2002 and for the nine-months ended September 30, 2002 and 2001 is unaudited. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the nine-months ended September 30, 2002 and 2001 are not necessarily indicative of the results for the full year.

NOTE  3  -     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Inventory

     Inventory is stated at the lower of cost (first-in, first-out basis) or market.

     Income  Taxes

     The Company uses the liability method for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Revenue  recognition

     Revenue is recorded as product is shipped, the price has been fixed or determined and collectability is reasonably assured.

     Shipping  and  Handling  Costs

     Shipping and handling costs are included in cost of sales in accordance with guidance established by the Emerging Issues Task Force, issue No. 00-10, "Accounting for Shipping and Handling Costs."

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (All information pertaining to the     Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  3  -     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  continued

     Earnings  Per  Share

     The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS 128").

     Under SFAS 128 basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common share equivalent shares during the period. Common stock equivalents would arise from the exercise of stock options. As of December 31, 2001 and September 30, 2002, the Company had not issued any stock options.

     Dilutive earnings per share are not presented for all periods shown because they are the same as basic earnings per share.

     Financial  Instruments

     The carrying amounts of financial instruments, including cash, approximate fair value at December 31, 2001 and September 30, 2002 because of the relatively short maturity of the instruments. The carrying value of the notes payable approximate fair value as of December 31, 2001 and September 30, 2002 based upon debt terms available for companies under similar terms.

     Foreign  Currency  Translation  and  Transactions

     Assets and liabilities of Mimi & Coco, Inc. are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments, if material, are recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which were not material at December 31, 2001 and September 30, 2002, are included in the net loss for the periods.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  3  -     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  continued

     Use  of  Estimates

     In preparing financial statements in conformity accounting principals generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently  Issued  Accounting  Pronouncements

     Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

NOTE  4  -  INVENTORY

     Inventory  consists  of  finished  goods.

NOTE  5  -     INCOME  TAXES

     As of December 31, 2001, The Company had a net operating loss of approximately $56,000 for United States ("US") Federal and New York State Corporate tax purposes, which begin to expire in 2002.

     The Company has a deferred tax asset of approximately $12,000 based on US rates as of December 31, 2001 and September 30, 2002, which primarily represents the future benefits of its net operating loss carryforward. However, because realization of these benefits depends on the generation of future taxable income which is subject to substantial uncertainty, the Company has placed a full valuation allowance against the deferred tax asset at December 31, 2001 and September 30, 2002.

     The Company's wholly owned subsidiary has a net operating loss of approximately $20,000 under Canadian Tax Law.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  6  -     NOTES  PAYABLE

     Notes Payable consist of the following at December 31, 2001 and September 30, 2002:

                                  December  31,    September  30,
                                       2001            2002
                                  ------------     -------------
                                                    (Unaudited)
     Promissory note payable due
       January 15, 2002 at 8.5%
       per annum (A)              $     15,000      $          -
     Promissory note payable due
       March 19, 2002 at 7.5%
       per annum (A)                    16,372                 -
     Promissory note payable due
       February 2, 2002 at 8.5%
       per annum (B)                    17,138                 -
     Promissory note payable due
       July 9, 2002 at 18%
       per annum (B)                    16,490                 -
     Promissory note payable due
       November 19, 2002 at 18%
       per annum (C)                    20,000            20,000
     Promissory note payable due
       June 25, 2003 at 12%
       per annum                             -            36,015
                                  ------------     -------------

                                  $     85,000     $      56,015
                                  ============     =============


(A) On June 25, 2002 the Company refinanced the promissory notes due January 15, 2002 and March 19, 2002, whereby all principal and interest due thereon is payable on June 23, 2003 with interest at 12% per annum.

(B) In June, 2002, the Company issued an additional 130,000 shares of its common stock to each of Viking Investment Group II, Inc. and Parenteau Corporation, Inc. in exchange for $13,000 partial payment for each promissory note MAC issued to Viking Investment Group II, Inc. and Parenteau Corporation, Inc. The shares were valued at $.10 per share. The balance of the promissory notes were paid off in cash during July 2002.

(C) During November, 2002 the Company refinanced this promissory note whereby the outstanding principal and accrued and unpaid interest are converted to a new promissory note due November 19, 2003 with a single payment of principal and accrued interest. This new note accrues interest at 18% per annum.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  7  -     EQUITY  TRANSACTIONS

     During December 2000, the Company issued 1,250,000 shares of common stock to each of Vincenzo and Anthony Cavallo in exchange for the transfer of all the shares in Mimi & Coco, Inc.

     During September 2001, the Company issued 10,000 shares of common stock to Steven Katz, President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors for services rendered. The Company valued these shares at $.10 per share.

     During November 2001, the Company issued 30,000 shares of common stock to KGL Investments Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for legal services valued at $3,000.

     During November 2001, the Company issued 15,000 shares of common stock to David Rector in exchange for preparing the Company's business plan. The Company valued these shares at $.10 per share. In addition, a consulting fee of $35,000 was charged by the David Stephens Group of which David Rector is a principal.

     In June, 2002 the Company issued an additional 1,250,000 shares of its common stock to each of Vincenzo Cavallo and Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002.

     On December 14, 2001, the Company offered, through a private placement, to a limited number of sophisticated investors up to 3,000,000 shares of the Company's common stock at a price of $.10 per share. As of September 30, 2002, the Company has issued 2,825,520, shares of common stock from this private placement, including shares issued for conversion of debt (See Note
     6).

NOTE  8  -     STOCK  OPTIONS

     The Company adopted a 2001 Stock Option Plan on June 15, 2001. The plan provides for the grant of "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options". Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option. The Company has not yet granted any options or stock appreciation rights under the plan.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  9  -     RELATED  PARTY  TRANSACTIONS

     Amounts due from affiliates as of December 31, 2001 and September 30, 2002 represents accounts receivable for merchandise sold to two affiliated retail stores, owned by one of the Company's majority stockholders. The Company sold merchandise to these related entities, of approximately $20,000 at both December 31, 2001 and September 30, 2002.

     The Company's wholly owned subsidiary, Mimi & Coco, Inc. leases office space from a Company Director and leases its warehouse facility from an affiliated retail store owned by one of the Company's majority stockholders. Both leases are on a month to month basis. The monthly rent for office, and warehouse facilities is approximately $150 and $100, respectively. The amount of rent expense to related parties charged to operations was $1,690 for the year ended December 31, 2001 and $3,100 for the nine-months ended September 30, 2002. No rent was paid during the nine-months ended September 30, 2001.

     The Company paid management fees for the year ended December 31, 2001 of $15,600 and for the nine-months ended September 30, 2002 of $7,650 to the Chief Operating Officer, pursuant to approval by the Board of Directors. No fees were paid for the nine-months ended September 30, 2001. As of September 30, 2002, the Company owes $11,645, to this officer.

NOTE  10  -     SEGMENT  AND  GEOGRAPHIC  INFORMATION

     The Company operates in one industry segment which includes the manufacturing, marketing, and sale of garments to the retail clothing industry. The Company conducts operations primarily in North America. Information about the Company's operations and assets in different geographic locations as of and for the year ended December 31, 2001 and September 30, 2002 is shown below pursuant to the provisions of SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information".




                          Year  Ended      Nine-Months Ended
                          December  31,       September 30,
                                        ---------------------
                              2001        2002          2001
                          ------------  ----------  ---------
                                               (Unaudited)
Net Sales:

  Canada                  $     52,582  $  52,261   $  33,939
  United States                  9,347      3,226       6,099
                          ------------  ---------   ---------

                          $     61,929  $  55,487   $  40,038
                          ============  =========   =========



                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2002 and 2001 is Unaudited)


NOTE  10  -     SEGMENT  AND  GEOGRAPHIC  INFORMATION  -  continued



                    December  31,  September  30,
                          2001          2002
                    -------------  --------------
                                     (Unaudited)
Total Assets:

  Canada            $      72,428  $      82,207
  United States                 -         76,046
                    -------------  -------------

                    $      72,428  $     158,253
                    =============  =============


NOTE  11  -     CONCENTRATIONS

     The Company had deposits with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

     Accounts receivable consists of balances due from a large number of customers. The Company requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based on the current evaluation of the expected collectability of its accounts receivable. Management does not consider it necessary to provide an allowance for doubtful accounts at December 31, 2001 and September 30, 2002.

     During the year ended December 31, 2001, 10% of the Company's sales were from one customer. For the nine-months ended September 30, 2002, 60% of the Company's sales were from four customers, of which two customers were two affiliated retail stores owned by one of the Company's majority stockholders and accounted for 17% and 18% of sales for the period, respectively.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.   INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Article X of the Registrant's certificate of incorporation provide as follows:

                                    ARTICLE X
                      LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                         PERSONAL LIABILITY OF DIRECTORS

     (i) To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to he Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (ii) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

     (iii) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ITEM  25.   EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                  Securities and Exchange Commission Registration Fee     $55.00
                  Legal Fees                                           65,000.00
                  Accounting Fees                                       7,500.00
                  Printing and Engraving                                3,400.00
                  Miscellaneous                                         1,900.00
                                                                      ----------
                          TOTAL                                       $77,855.00

ITEM  26.   RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     In December 2000, MAC issued 1,250,000 shares of our common stock to Vincenzo Cavallo, our COO and director in exchange for the transfer from Mr. Vincenzo Cavallo of his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares. The shares were valued at $.001 per share, total value $1,250.

     In December, 2000, MAC issued 1,250,000 shares of our common stock to Anthony Cavallo, our director in exchange for the transfer from Mr. Anthony Cavallo of all his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares. The shares were valued at $.001 per share, total value $1,250.


     In September, 2001, MAC issued 10,000 shares of its common stock, valued at $.10 to president and director Steven Katz. These shares were issued for services rendered. Total value of the shares issued was $1,000.

     In November, 2001, MAC issued 30,000 shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $3,000 worth of legal services rendered, which included corporate formatation and corporate governance. The shares were valued at $.10 per share.

     In November, 2001 MAC issued 15,000 shares of its common stock to David Rector in exchange for preparing our business plan. The shares were valued at $.10 per share, total value of shares was $1,500. Mr. Rector is a personal business acquaintance of MAC's officers.

     From December, 2001 to July 2002, MAC sold 2,610,520 shares of its common stock at $.10 per share for a total of $261,052. The shares were sold to 14 accredited investors, and to 37 foreign investors who had access to all material information pertaining to the Company. These investors were personal business acquaintances of MAC's officers. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended. A private placement memorandum was provided to these investors.

     In June, 2002, MAC issued an additional 2,500,000 shares of its common stock; 1,250,000 shares were issued to Vincenzo Cavallo, and 1,250,000 shares to Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002. The shares were valued at $.001 per share, total value of the shares was $2,500.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Viking Investment Group II, Inc. in exchange for $13,000 partial payment of a promissory note MAC issued to Viking Investment Group II, Inc. dated February 2, 2001 in the amount of $17,137.50. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash. The beneficial owner of Viking Investments Group II, Inc. is Ian Markofsky, a personal business acquaintance of MAC's officers.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Parenteau Corporation in exchange for $13,000 partial payment of a promissory note MAC issued to Parenteau Corporation dated July 9, 2001 in the amount of $16,490. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash. The beneficial owner of Parenteau Corporation is Francois Parenteau, a personal business acquaintance of MAC's officers.

     In June, 2002, for loans received, MAC issued a promissory note to Sonic Investments, Ltd. The promissory note is dated June 25, 2002 and for $36,015.36 at an interest rate of 12%. The promissory note is due June 25, 2003. (This promissory note consolidated two existing promissory notes.) The beneficial owner of Sonic Investments, Ltd. is Martin Christen, a personal business acquaintance of MAC's officers.

     In November, 2002, MAC issued a replacement promissory note to Viking Investment Group II, Inc. This promissory note is due November 19, 2003 and is for $23,912.36 at 18% interest. This promissory note replaces the promissory note for $20,000 at 18% interest between these same two parties, which was due on November 19, 2002.

     The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The Company made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment. There was no general solicitation or general advertising used to market the securities. Also, these investors were given a private placement memorandum containing the kind of information normally provided in a prospectus. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM  27.   EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION
--------        ------------
3.1      -     Certificate  of  Incorporation*

3.2      -     By-Laws*

4.1      -     Specimen  Certificate  of  Common  Stock*

4.2      -     Promissory Note issued to Sonic Investments, Ltd. **

4.3      -     Promissory Note issued to Viking Investment Group II, Inc.***
               on November 19, 2002

5.1      -     Form  of  Opinion  of  Counsel ****

10.1     -     Stock  Option  Plan  of  2002*

10.2     -     MAC Worldwide, Inc. Amendment Agreement, dated December 20,
               2002, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC) **

21.1     -     List  of  Subsidiaries*

23.1     -     Accountant's  Consent

23.2     -     Counsel's  Consent  to  Use  Opinion  (included  in
               Exhibit 5.1)****

---------------

* Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.

** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on October 7, 2002.

*** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on December 6, 2002.

**** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on January 2, 2003.



ITEM  28.   UNDERTAKINGS.

     The  Registrant  undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Milltown, New Jersey on February 12, 2003.

                                    MAC  Worldwide,  Inc.


                                    By:  /s/Steven  Katz
                                        --------------------
                                        Steven  Katz
                                        President, CFO, Treasurer  and
                                        Chairman  of  the  Board


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                               TITLE                            DATED

/s/Steven Katz
--------------------      President, CFO, Treasurer and           February 12, 2003
Steven Katz               Chairman of the Board


/s/Vincenzo Cavallo
--------------------
Vincenzo Cavallo          Chief Operating Officer,                February 12, 2003
                          Principal Executive Officer and
                          Director

/s/Anthony Cavallo
---------------------
Anthony Cavallo           Secretary, Principal Accounting         February 12, 2003
                          Officer and Director


MAC WORDLWIDE, INC.
EXHIBIT INDEX


3.1      -     Certificate  of  Incorporation*

3.2      -     By-Laws*

4.1      -     Specimen  Certificate  of  Common  Stock*

4.2      -     Promissory Note issued to Sonic Investments, Ltd. **

4.3      -     Promissory Note issued to Viking Investment Group II, Inc.***
               on November 19, 2002

5.1      -     Form  of  Opinion  of  Counsel****

10.1     -     Stock  Option  Plan  of  2002*

10.2     -     MAC Worldwide, Inc. Amendment Agreement, dated December 20,
               2002, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC) **

21.1     -     List  of  Subsidiaries*

23.1     -     Accountant's  Consent

23.2     -     Counsel's  Consent  to  Use  Opinion  (included  in
               Exhibit 5.1) ****

---------------
* Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.

** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on October 7, 2002.

*** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on December 6, 2002.

**** Previously filed in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on January 2, 2003.